EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 5, 2008, relating to the financial statements and financial statement schedule of Celera Corporation, which appears in Celera Corporation’s Annual Report on Form 10-K for the year ended June 30, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 10, 2008